UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 10, 2018 (January 9, 2018)

SPECTRA ENERGY PARTNERS, LP

(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-33556	41-2232463
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5400 Westheimer Court Houston, Texas 77056
(Address of Principal Executive Offices) (Zip Code)

(713) 627-5400
Registrant’s telephone number, including area code

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

On January 9, 2018, Texas Eastern Transmission, LP (“Texas Eastern”), an indirect subsidiary of Spectra Energy Partners, LP (“SEP”), issued $400 million in aggregate principal amount of 3.50% Senior Notes due 2028 (the “2028 Notes”) and $400 million in aggregate principal amount of 4.15% Senior Notes due 2048 (the “2048 Notes” and together with the 2028 Notes, the “Notes”). The Notes were offered and sold in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Notes were resold by the initial purchasers in reliance on Rule 144A and Regulation S of the Securities Act.

Texas Eastern intends to use a portion of the net proceeds from the offering to fund expansion projects and capital expenditures on the Texas Eastern pipeline system. In addition, Texas Eastern expects to use a portion of the net proceeds from the offering to make a distribution to SEP in respect of funds advanced to Texas Eastern in September 2017, which Texas Eastern used to repay its 6.00% Senior Notes due 2017. SEP expects to use the proceeds received from Texas Eastern for the repayment of its commercial paper debt, which was incurred primarily to fund Texas Eastern’s capital expenditures, as well as those of its other U.S. subsidiaries.

The Notes were issued pursuant to an indenture dated December 1, 2000, as amended and supplemented, including by the Seventh Supplemental Indenture dated January 9, 2018 (the “Indenture”), between Texas Eastern and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

The Notes are general unsecured senior obligations of Texas Eastern. Payments of principal, premium, if any, and interest in respect of the notes are solely Texas Eastern’s obligations. Under the Indenture, noteholders do not have recourse against Texas Eastern’s general partner, Texas Eastern’s limited partners, their respective owners or SEP. The Notes rank equally in right of payment with all of Texas Eastern’s existing and future senior unsecured debt and senior in right of payment to any of Texas Eastern’s future subordinated debt. The Notes will effectively be subordinated in right of payment to all of Texas Eastern’s future secured debt and other obligations, to the extent of the value of the assets securing such debt and other obligations. The Notes will be structurally subordinated to all future debt and other liabilities, including trade payables, of Texas Eastern’s subsidiaries.

Interest and Maturity

The 2028 Notes will mature on January 15, 2028 and the 2048 Notes will mature on January 15, 2048. Interest on the notes will be paid semi-annually in arrears on January 15 and July 15 of each year, commencing July 15, 2018.

Optional Redemption

Texas Eastern has the option to redeem the 2028 Notes, in whole or in part, at any time prior to October 15, 2027, and the 2048 Notes, in whole or in part, at any time prior to July 15, 2047, in each case, at Texas Eastern’s option, at a “make-whole premium” redemption price set forth in the Indenture. At any time on or after those dates, Texas Eastern may redeem some or all of the notes of the applicable series, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. Texas Eastern is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Certain Covenants

The Indenture contains certain covenants that, among other things, limit Texas Eastern’s ability and the ability of certain of Texas Eastern’s subsidiaries to incur debt secured by liens.

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Events of Default

The Indenture provides for the following events of default with respect to the Notes of a series: (i) failure to pay principal of or any premium on any Note of such series when due; (ii) failure to pay when due any interest on any Note of such series that continues for 60 days; (iii) failure to perform any covenant in the Indenture (other than a covenant expressly included solely for the benefit of other series of debt securities issued under the Indenture) that continues for 90 days after the Trustee or the holders of at least 33% in principal amount of the outstanding Notes of such series give Texas Eastern written notice of the default; or (iv) certain events involving Texas Eastern’s bankruptcy, insolvency or reorganization. If an event of default with respect to the Notes of such series occurs and is continuing, then the trustee or the holders of at least 33% in principal amount of the outstanding Notes of such series may declare the principal amount of all Notes of such series to be immediately due and payable.

Relationships

The initial purchasers of the Notes and certain of their affiliates have provided and may in the future provide financial advisory, investment banking, commodity trading and commercial banking services in the ordinary course of business to Texas Eastern and its affiliates, including SEP, for which they receive customary fees and expense reimbursement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SPECTRA ENERGY PARTNERS, LP
(Registrant)

	By:	Spectra Energy Partners (DE) GP, LP,
its general partner

	By:	Spectra Energy Partners GP, LLC,
its general partner

Date: January 10, 2018	By:	/s/ STEPHEN J. NEYLAND
Stephen J. Neyland
Vice President - Finance
(Duly Authorized Officer)

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